Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

September 28, 2021

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated July 26, 2021, to the Board of Directors of Independence Realty Trust, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of Amendment No.1 to the Registration Statement on Form S-4 of the Company, as filed by the Company on August 17, 2021 (the “Amended Registration Statement”), relating to the proposed business combination transaction between the Company and Steadfast Apartment REIT, Inc. and (ii) the references in the Amended Registration Statement to such opinion and our firm in the Amended Registration Statement under the headings “Summary—Opinions of IRT’s Financial Advisors,” “Risk Factors,” “The Mergers—Background of the Merger,” “The Mergers—IRT’s Reasons for the Mergers; Recommendations of the IRT Board,” “The Mergers—Opinions of IRT’s Financial Advisors,” “Annex A—Merger Agreement” and “Annex B—Opinion of Barclays.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.